Exhibit 99.2

[BOFA SECURITIES LETTERHEAD]

April 9, 2021

Board of Directors
Alexion Pharmaceuticals, Inc.
121 Seaport Boulevard
Boston, Massachusetts 02210

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated December 11, 2020, to the Board of Directors of Alexion Pharmaceuticals, Inc. (“Alexion”) as Annex B to, and to the reference thereto under the headings “Summary—Opinion of Alexion’s Financial Advisor”, “Risk Factors”, “The Merger Proposal—Background of the Transaction”, “The Merger Proposal—Recommendation of the Alexion Board of Directors; Alexion’s Reasons for the Transaction”, “The Merger Proposal—Alexion Unaudited Prospective Financial Information”, “The Merger Proposal—Opinion of Alexion’s Financial Advisor” and “The Merger Agreement—Representations and Warranties of Alexion” in the proxy statement/prospectus relating to the proposed merger involving Alexion, AstraZeneca PLC (“AstraZeneca”), Delta Omega Sub Holdings Inc., a wholly owned subsidiary of AstraZeneca (“Bidco”), Delta Omega Sub Holdings Inc. 1, a wholly owned subsidiary of Bidco and Delta Omega Sub Holdings LLC 2, a wholly owned subsidiary of Bidco, which proxy statement/prospectus forms a part of AstraZeneca’s Registration Statement on Form F-4 to which this consent is filed as an exhibit (the “Registration Statement”).  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.